UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  June 26, 2014

Wireless Ronin Technologies, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	001-33169	41-1967918
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5929 Baker Road, Suite 475, Minnetonka MN  55345
(Address of principal executive offices)

(952) 564-3500
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On June 26, 2014, Wireless Ronin Technologies, Inc. (“Wireless Ronin”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Creative Realities, LLC, a privately held Delaware limited liability company (“Creative Realities”).  Creative Realities designs, builds and manages marketing technology to improve retail shopping experiences for its customers.

The Merger Agreement contemplates a reverse triangular merger in which Creative Realities survives a merger with WRT Acquisition, LLC, a subsidiary of Wireless Ronin, thereby becoming a wholly owned operating subsidiary of Wireless Ronin (the “Merger”).   As a result of the Merger, Slipstream Funding, LLC, as the sole member of Creative Realities, will receive at the effective time of the Merger (the “Effective Time”), shares of Wireless Ronin common stock equivalent to approximately 58.5% of Wireless Ronin common stock outstanding immediately after the Merger, and a warrant to purchase shares equal to 1.5% of Wireless Ronin common stock outstanding immediately after the Merger, each calculated on a modified fully diluted basis.

The completion of the Merger is contingent upon customary closing conditions in addition to (i) the consummation of Wireless Ronin’s pending merger with Broadcast International, Inc., (ii) Wireless Ronin securing agreements with investors to purchase securities yielding gross proceeds of at least $5 million, pursuant to such terms mutually agreeable to Wireless Ronin and Creative Realities, (iii) subject to certain materiality-based exceptions, the accuracy of the representations and warranties made by, and the compliance or performance of the obligations of, each of Wireless Ronin and Creative Realities set forth in the Merger Agreement and (iv) the Wireless Ronin board of directors receiving a fairness opinion with respect to the Merger.

The Merger Agreement contains customary representations, warranties and covenants, including covenants obligating each of Wireless Ronin and Creative Realities to continue to conduct their respective businesses in the ordinary course, and to provide reasonable access to each other’s information.

The Merger Agreement restricts the ability of each of Wireless Ronin and Creative Realities to solicit third party offers with respect to alternative acquisition proposals or provide information to or engage in discussions or negotiations with third parties that have made or that might make such an alternative acquisition proposal. The Merger Agreement allows each of Wireless Ronin and Creative Realities, under certain circumstances and in compliance with certain obligations, to provide information and participate in discussions and negotiations with respect to unsolicited offers.

The Merger Agreement contains certain termination rights in favor of each of Creative Realities and Wireless Ronin.  In addition, the Merger Agreement provides that, in connection with certain terminations of the Merger Agreement, depending upon the circumstances surrounding the termination, one party may be required to pay the other party a termination fee of $350,000.  Wireless Ronin may also be obligated to reimburse transaction expenses incurred by Creative Realities upon termination of the Merger Agreement under specified circumstances, up to a cap of $350,000.

The Merger Agreement is attached to this report as Exhibit 2.1.  The foregoing description of the Merger Agreement and the transactions contemplated and effected thereby is not complete and is qualified in its entirety by the contents of the actual Merger Agreement.  The Merger Agreement has been included solely to provide shareholders with information regarding its terms. It is not intended to be a source of financial, business or operational information about Wireless Ronin, Creative Realities or their respective subsidiaries or affiliates. The representations and warranties contained in the Merger Agreement are made only for purposes of the Merger Agreement and are made as of specific dates; are solely for the benefit of the parties; may be subject to qualifications and limitations agreed upon by the parties in connection with negotiating the terms of the Merger Agreement, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties instead of establishing matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to shareholders. Shareholders should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Wireless Ronin, Creative Realities or their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures.

A joint press release of Wireless Ronin Technologies and Creative Realities announcing the Merger Agreement is also attached to this report as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

2.1	Merger Agreement dated June 26, 2014 by and among Wireless Ronin Technologies, Inc., WRT Acquisition, LLC, and Creative Realities, LLC.

99.1	Joint Press Release of Wireless Ronin Technologies, Inc. and Creative Realities, LLC issued June 26, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wireless Ronin Technologies, Inc.

Date: June 26, 2014	By:	/s/ Scott W. Koller
Scott W. Koller, Chief Executive Officer

Exhibit Index

Exhibit No.	Description
2.1	Merger Agreement dated June 26, 2014 by and among Wireless Ronin Technologies, Inc., WRT Acquisition, LLC, and Creative Realities, LLC.

99.1	Joint Press Release of Wireless Ronin Technologies, Inc. and Creative Realities, LLC issued June 26, 2014.